Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS SALES FOR JULY 2004

MATTHEWS, NC, August 5, 2004 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,369 stores in 44 states, reported sales for the four week period ended July 31, 2004, of approximately $396.3 million, or 10.1% above sales of $359.9 million for the similar period in the prior fiscal year.  Sales in existing stores for the four week period ended July 31, 2004, increased approximately 1.4% above existing store sales for the similar period in the prior fiscal year, including an increase of approximately 2.9% in sales of hardlines and a decrease of approximately 4.0% in sales of softlines.

For the nine week period ended July 31, 2004, sales were approximately $918.2 million, or 10.0% above sales of $834.5 million for the similar period in the prior fiscal year.  Sales in existing stores for the nine week period ended July 31, 2004, increased approximately 1.1% above existing store sales for the similar period in the prior fiscal year, including an increase of approximately 3.1% in sales of hardlines and a decrease of approximately 6.1% in sales of softlines.  Sales of basic consumable merchandise continued to be satisfactory.  However, sales of more discretionary merchandise, such as hanging apparel, domestics and giftwear were below the Company’s plan.

For the forty-eight week period ended July 31, 2004, sales were approximately $4,875.8 million, or 11.4% above sales of $4,376.2 million for the similar period in the prior fiscal year.  Sales in existing stores for comparable forty-eight week periods increased approximately 2.0%, including an increase of approximately 3.2% in sales of hardlines and a decrease of approximately 2.0% in sales of softlines.

The Company’s plan is for sales in existing stores in the four weeks ending August 28, 2004, to increase in the 1% to 3% range.  Assuming sales in existing stores in this range, the Company currently expects that net income per diluted share of Common Stock in the fourth quarter ending August 28, 2004, will be at approximately the same level as in the fourth quarter of the prior fiscal year.

Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs and potential problems associated with the implementation of new systems and technology, including supply chain systems and electronic commerce, changes in energy prices and their impact on consumer spending and the Company’s costs, legal proceedings and claims, changes in health care and other insurance costs, and the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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8/5/04